EXHIBIT 99.1

Park City Group Announces $7.1 Million Registered Direct Offering of Common Stock

SALT LAKE CITY, Utah – April 10, 2015 -- Park City Group (Nasdaq: PCYG), a cloud-based software company that uses big data management to help retailers and their suppliers sell more, stock less and see everything, today announced that the Company has entered into subscription agreements with notable institutional investors to purchase 570,000 shares of its common stock in a registered direct offering at a price of $12.50 per share.  The registered direct offering is expected to close on or about April 15, 2015, subject to the satisfaction of customary closing conditions.  Brean Capital, LLC acted as the sole placement agent in connection with the registered direct offering.

Park City Group expects to receive total net proceeds from the registered direct offering of approximately $6,668,750 after deducting placement agent fees and other offering expenses. Proceeds from the registered direct offering will be used for general corporate working capital purposes.

The registered direct offering is being made pursuant to a prospectus included as part of a shelf registration statement filed with the Securities and Exchange Commission (SEC) that was declared effective on April 6, 2015. A prospectus supplement related to the registered direct offering will be filed with the SEC.  Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the SEC's website at http://www.sec.gov, or from Brean Capital, LLC.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock of Park City Group. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Park City Group

Park City Group (NASDAQ: PCYG) is a Software-as-a-Service ("SaaS") provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it to be. Park City Group’s services enable customers to “Sell More, Stock Less, and See Everything”.  More information is available at www.parkcitygroup.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

Three Part Advisors, LLC

Jeff Elliott

972-423-7070

Dave Mossberg

817-310-0051

2